EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Alternative Construction Technologies, Inc., filed with the Securities and Exchange Commission on Form S-1/A, for the registration of 2,961,956 shares of its common stock, and to the inclusion in said Registration Statement of our reports dated March 3, 2008, with the consolidated financial statements of Alternative Construction Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2007 and 2006.

/s/ LIEBMAN GOLDBERG & DROGIN LLP

CERTIFIED PUBLIC ACCOUNTANTS

Garden City, New York

April 17, 2008